Exhibit (a)(1)(F)
Form of Reminder E-mail — Dates may change if expiration date of Offer is extended
The SMART Modular Technologies (WWH), Inc. (the “Company”) Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or “Offer”) is still currently open. Please note that the Offer to Exchange your eligible options will expire at 5:00 p.m., Pacific Time, on September 25, 2009 (unless the Offer is extended).
Participation in the Offer is voluntary; however, if you would like to participate in the Offer and have not yet submitted an Election Form for your eligible options, you must complete an Election Form before the expiration of the Offer. Documents relating to the Offer (including instructions) are attached and also available on the Company’s website at http://smprd.sap.smartm.com:8000/docs. A properly completed and signed Election Form must be received via facsimile, e-mail or by hand delivery by 5:00 p.m., Pacific Time, on September 25, 2009 (unless the Offer is extended) by:
Kimberley McKinney, HR Manager
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560
(510) 624-8193 / Fax: (510) 624-8245
E-mail: Option.Exchange@smartm.com
The submission of the required Election Form must be made by the deadline indicated above. The Company cannot accept late submissions, and the Company therefore urges you to respond early to avoid any last minute problems. Only documents that are complete, signed and actually received by Kimberley McKinney by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.
If you have questions, please contact Jack Moyer, Vice President, Human Resources, at (510) 624-8242, or Kimberley McKinney at the telephone number or e-mail listed above.
This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the e-mail from Iain MacKenzie, dated August 27, 2009; (3) the Summary of the Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; and (6) the Agreement to Terms of Election. You may access these documents on the Company’s website at http://smprd.sap.smartm.com:8000/docs or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.